N E W S B U L L E T I N FROM:

FOR IMMEDIATE RELEASE

CalAmp Appoints Michael Burdiek Chief Executive Officer

Rick Gold Appointed CalAmp’s Vice Chairman

OXNARD, Calif.--June 1, 2011--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless products, services and solutions, announced that its Board of Directors has appointed Michael Burdiek to serve as President, Chief Executive Officer and Director of CalAmp, effective today. Most recently, Mr. Burdiek held the position of President and Chief Operating Officer, and he succeeds Rick Gold as the Company’s Chief Executive Officer. Mr. Gold will continue serving CalAmp in a new role as Vice Chairman of the Board of Directors and will focus on supporting the Company’s strategic initiatives.

With more than 25 years of experience in the wireless communications industry, Mr. Burdiek, age 52, joined CalAmp as Executive Vice President in June 2006. He was appointed President of CalAmp’s Wireless Datacom segment in March 2007 and named CalAmp’s Chief Operating Officer in June 2008. In April 2010 his responsibilities were expanded further and he was given the additional title of President.

Mr. Gold said, “I congratulate Michael on his appointment as CalAmp’s CEO. Since joining the Company in 2006, he has been a primary driver in shaping and executing CalAmp’s wireless datacom strategy, and today’s announcement is the culmination of a careful succession planning process. I am pleased to pass the leadership baton to him and look forward to contributing in my new role as Vice Chairman.”

Frank Perna, CalAmp’s Chairman, said, “Michael’s track record of success in each of the positions he has held at CalAmp gives me great confidence that he is ideally suited to lead the Company. I would like to thank Rick Gold for stepping into the CEO role in March 2008 during a critical time in the Company’s history. In accepting that appointment, Rick’s overarching goals were twofold—return CalAmp to profitability and develop talent within the organization to lead the Company longer-term. Although Rick’s service as CEO is now concluded, I am pleased that he will continue to play a key role with the Company.”

Mr. Burdiek commented, “I look forward to serving as CalAmp’s CEO during one of the most exciting times in the Company’s history. CalAmp is a fabulous enterprise, with great people and great technology serving attractive markets. Our future has never been brighter.”

Prior to his tenure with CalAmp, from 2005 to 2006, Mr. Burdiek was the President and CEO of Telenetics Corporation, a manufacturer of data communications products. From 2004 to 2005, Mr. Burdiek worked as an investment partner and advisor in the private equity sector. From 1986 to 2003, Mr. Burdiek was with Comarco, Inc., a provider of test solutions to the wireless industry, where he held a variety of technical and general management positions of increasing responsibility, most recently as Senior Vice President and General Manager of Comarco’s Wireless Test Systems unit. Mr. Burdiek began his career as a design engineer with Hughes Aircraft Company. He holds MBA and MSEE degrees from California State University-Fullerton, and a BS degree in Electrical Engineering from Kansas State University.

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked applications. The Company’s two business segments are Wireless DataCom, which serves utility, government and enterprise customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Rick Vitelle	Lasse Glassen
Chief Financial Officer	General Information
(805) 987-9000	(213) 486-6546
lglassen@mww.com